Exhibit 5
INTERCREDITOR AGREEMENT
     THIS INTERCREDITOR AGREEMENT (this “Agreement”) is entered into as of April 15, 2005, among AMADEUS AMERICAS, INC. F/K/A AMADEUS NMC HOLDING, INC., a Delaware corporation (“Amadeus”); TERRA NETWORKS ASOCIADAS, S.L., a company organized and existing under the laws of the Kingdom of Spain (“Terra”); AVANTI MANAGEMENT, INC., a Pennsylvania corporation (“Avanti”); and LIBRA SECURITIES, LLC, a Delaware limited liability company (“Libra Securities” and together with Amadeus, Terra and Avanti, each a “Lender,” and collectively, the “Lenders”), and is consented to by RCG COMPANIES INCORPORATED, a Delaware corporation and the maker of each of the Convertible Promissory Notes referenced below (the “Buyer”).
     A. The Buyer has executed a Convertible Promissory Note, dated of even date herewith, in favor of each Lender (each, a “Convertible Promissory Note,” and collectively, the “Convertible Promissory Notes”). The present and future obligations of the Buyer under the Convertible Promissory Notes and related Loan Documents (as defined below) are secured by liens in the Collateral (as defined below).
     B. The Lenders are entering into this Agreement to establish their relative rights to exercise remedies with respect to such Collateral under the Security Agreements.
     Accordingly, for valuable and acknowledged consideration, the Lenders agree as follows:
     1. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Convertible Promissory Notes or Security Agreements, as the case may be. As used in this Agreement:
     “Collateral” means the “Collateral” as defined in the Security Agreements.
     “Default” means, any default that entitles any Lender to accelerate the indebtedness under the Promissory Notes or exercise any other remedy under the other Loan Documents, including, without limitation, any “Event of Default” under the Convertible Promissory Notes.
     “Loan Documents” means, collectively, the Convertible Promissory Notes and Security Agreements (including, without limitation, the financing statements and other documents and agreements executed or delivered in connection therewith).
     “Security Agreements” means, collectively, (a) the Security Agreement, dated of even date herewith, between the Buyer and Amadeus, (b) the Security Agreement, dated of even date herewith, between the Buyer and Terra, (c) the Security Agreement, dated of even date herewith, between the Buyer and Avanti, and (d) the Security Agreement, dated of even date herewith, between the Buyer and Libra Securities.
     2. Cooperation. Each Lender agrees that:
     (a) such Lender will from time to time promptly provide such information in its possession to the other Lenders as may be reasonably required by such other Lenders for any purpose under the Loan Documents;
     (b) such Lender will from time to time consult with the other Lenders in good faith regarding the enforcement of the Lenders’ rights and remedies under the Loan Documents with a view to recovering amounts due under the Loan Documents in an efficient and cost-effective manner; and
     (c) if, after a Default under any of the Loan Documents, such Lender gains access to the Buyer’s property, assets, or financial information pursuant to the exercise of its rights as a secured creditor of the Buyer, such Lender will provide reasonable access to the other Lenders to the extent such Lender may legally do so.
     3. Election to Pursue Remedies.
     (a) No Lender shall be entitled to enforce any right arising out of any of the Loan Documents except as set forth herein. Each of the Lenders agrees that no Lender will accelerate any obligations owed to it under the Loan Documents (collectively, “Obligations”) unless all other Lenders have agreed to do the same. Each Lender agrees that no Lender shall have any right individually to realize upon any liens granted under such Lender’s Security Agreement or to otherwise enforce or exercise any remedy in respect thereof, it being understood and agreed that such remedies may be exercised only upon the consent of all Lenders. Each Lender further agrees that it shall not individually institute any judicial action pertaining to the Loan Documents or the Collateral or exercise any other remedy pertaining to the Loan Documents or the Collateral, except with the consent of the other Lenders.
     (b) No Lender shall take or direct the appropriate trustee or agent to take any and all actions provided for in the Loan Documents relating to the pursuit of remedies, including the foreclosure or disposition of Collateral, unless such actions are authorized as provided in this Section.
     (c) Upon the occurrence and during the continuance of any Default, the Lenders shall (i) act together to pursue any remedy or remedies available to the Lenders at law or otherwise, and (ii) vote on whether or not to pursue any such remedies, including whether or not to accelerate any of the Obligations and/or foreclose on or dispose of the Collateral. All Lenders must agree on specific actions to be taken pursuant to this Section.
     (d) Upon the consent of all Lenders, the Lenders may take or direct any action provided for in the Loan Documents or proceed to enforce, or direct the enforcement of, the rights or powers provided in the Loan Documents and under applicable law for the benefit of the Lenders and shall give such notice or direction or shall take such action or exercise such right or power hereunder or under any of the Loan Documents incidental thereto as shall be reasonably specified in such instructions and consistent with the terms of the Loan Documents and this Agreement. Such action may include, without limitation, (i) the giving of any notice, approval, consents or waiver that may be called for under the Loan Documents, (ii) the requiring of the execution and delivery of additional Loan Documents, and (iii) employing agents or directing trustees in order to accomplish the actions requested.
     4. Certain Enforcement. From and after any acceleration under any Convertible Promissory Note, and in any event prior to the seeking of the appointment of a receiver or receiver-manager or the filing a bankruptcy petition in respect of the Buyer, each Lender agrees to consult and cooperate with the other Lenders in good faith regarding the enforcement of its rights and the rights of the other Lenders with a view to recovering amounts due under the Loan Documents in an efficient and cost-effective manner.
     5. Duty of the Lenders. No Lender shall be obligated to follow any instructions of the other Lenders if such instructions conflict with the provisions of this Agreement, any Loan Document, or any

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applicable law. Nothing in this Agreement shall impair the right of any Lender in its discretion to take any action to the extent that the consent of any other Lender is not required or to the extent such action is not prohibited by the terms hereof or by the terms of this Agreement or the Loan Documents. In the absence of written instructions from the other Lenders, no Lender shall have a duty to take or refrain from taking any action unless such action or inaction is explicitly required by the terms of this Agreement.
     6. Overall Intent. It is the intention of the Lenders that the Lenders shall share in any payments delivered by, and any amounts received in connection with the exercise of any remedies against, the Buyer ratably among the Lenders. In furtherance of the foregoing, each Lender covenants and agrees that the priorities of their respective liens and security interests in the Collateral shall be equal and the Collateral shall secure the Obligations ratably in accordance with the Lenders’ pro rata share thereof. Said priority shall exist and be enforceable irrespective of the time or order of attachment or perfection of any lien or security interest or the time or order of filing of any financing statements or other documents. The lien priority provisions of this Agreement are for the benefit of and shall be enforceable directly by the Lenders.
     7. Payments Received By Lenders. If any Lender shall obtain payment of any Obligations from the Buyer through the exercise of any remedy or any other effort to collect amounts due from the Buyer after a Default, then such Lender shall (a) promptly notify the other Lenders, and (b) hold such amounts in trust for the benefit of the Lenders.
     8. Pro Rata Treatment. The arrangements contemplated by this Agreement shall apply notwithstanding the time of any demand, any Default, or any acceleration under any Loan Document; the date of execution, delivery, attachment, perfection or registration of any lien or security interest, or the filing of any financing statement in connection therewith; the date of advance of any funds; the date of appointment of any receiver or receiver-manager or bankruptcy trustee or of taking any other enforcement proceedings; the date of obtaining any judgment; the date of notification in respect of any account payable; any provision of applicable governmental rule of any governmental authority or any subdivision thereof; any defense, claim or any right not provided under this Agreement; or the terms of any agreement between any Lender and the Buyer under any other document or instrument between or among such parties, whether or not bankruptcy, receivership or insolvency proceedings shall at any time have been commenced.
     9. Bankruptcy Preferences. If any payment actually received by any Lender is subsequently invalidated, declared to be fraudulent or preferential or set aside and is required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state, provincial or federal law, common law, or equitable cause, then each other Lender shall pay to such Lender and/or purchase participations upon demand in an amount equal to a ratable portion of such payment according to the aggregate amounts distributed to all Lenders so that the ratable treatment contemplated hereunder is achieved.
     10. Notice of Default. Each of the Lenders shall notify the other Lenders promptly after its giving of notice to the Buyer of the occurrence of a Default.
     11. Relationship Between Parties. Nothing in this Agreement may be construed to create a partnership or joint venture between any of the parties to this Agreement. No party to this Agreement has any implied duty under this Agreement to any other party to it.
     12. Miscellaneous. Unless stated otherwise: (a) where appropriate (i) the singular number includes the plural and vice versa, and (ii) words of any gender include each other gender; (b) headings and captions may not be construed in interpreting provisions; (c) a communication to a party to this Agreement must be in writing (which may be a facsimile or fax transmission if a facsimile or fax number

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is stated for that party and if (without affecting the date the transmission was made) it is confirmed by delivery or mailing under to this provision) to be effective and is deemed given on the day actually delivered or, if mailed, on the third business day after it is properly, addressed to that party and deposited in the appropriate postal service, and, until changed by notice, the address (and facsimile or fax number, if any) for each party is stated beside its name on the signature page(s) of this Agreement; (d) THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, AND ITS PERFORMANCE ENFORCED, UNDER DELAWARE LAW AND APPLICABLE FEDERAL LAW; (e) if any part of this Agreement is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable; (f) if either party to this Agreement is required to employ an attorney or attorneys to enforce or defend its rights under this Agreement, the prevailing party may recover reasonable attorneys’ fees; (g) this Agreement represents the final agreement between the parties about the subject matter of this Agreement and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties; (h) no change, waiver, termination, or discharge is valid unless in writing that is signed by the party against whom it is sought to be enforced; (i) this Agreement may not be amended or modified without the prior written consent of all of the Lenders who at such time hold Notes; provided, however, that Section 3(a) and Section 3(d) may not be amended or modified without the prior written consent of all of the Lenders who at such time hold Notes and RCG; (j) the Lenders agree that they shall not enter into any agreement in contravention of or conflicting with the purposes of Section 3(a) and Section 3(d) of this Agreement; and (k) this Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document.
     13. Successors and Assigns. This Agreement binds all parties hereto, and inures to the benefit of the Lenders, and the respective successors and permitted assigns of each, and only those persons and entities may rely upon or raise any defense about this Agreement. No Lender shall assign its rights under the Loan Documents unless such assignee is bound by this Agreement.
     14. Termination. This Agreement shall terminate when all Obligations as defined in the Convertible Promissory Notes have been indefeasibly paid in full in cash or converted into common stock of the Buyer in accordance with the terms of the Convertible Promissory Notes.
Remainder of Page Intentionally Blank.
Signature Pages Follow.

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     EXECUTED as of the date first stated in this Agreement.

AMADEUS AMERICAS, INC. F/K/A AMADEUS NMC HOLDING, INC., a Delaware corporation
By:	/s/ Edna W. Lopez
	Name:	Edna W. Lopez
	Title:	President

Address For Notice:

Amadeus Americas, Inc.
9250 NW 36th Street
Miami, Florida 33178
Attn: General Counsel
Telephone: (305) 499-6500
Facsimile: (305) 499-6939

TERRA NETWORKS ASOCIADAS, S.L., a company organized and existing under the laws of the Kingdom of Spain
By:	/s/ Juan Rovira de Osso
	Name:	Juan Rovira de Osso
	Title:	Director

By:	/s/ Antonio Botas Banuelos
	Name:	Antonio Botas Banuelos
	Title:	Director

Address For Notice:

Terra Networks Asociadas, S.L.
Via De Las Dos Castillas
33 Complejo Atica
Edificio 1
Pozuelo De Alarcon
28223 Madrid Spain
Attn.: General Counsel
Telephone: (34) 91-452-3000
Facsimile: (34) 91-452-3042
Signature Page to Intercreditor Agreement

AVANTI MANAGEMENT, INC., a Pennsylvania corporation
By:	/s/ Michael Thomas
	Name:	Michael Thomas
	Title:	Pres & CEO

Address For Notice:

Avanti Management, Inc.
2000 Miller Road
Spinnerstown, Pennsylvania 18968
Telephone: (215) 853-2514
Facsimile: (484) 229-0277

LIBRA SECURITIES, LLC, a Delaware limited liability company
By:	/s/ Robert G. Morrish
	Name:	Robert G. Morrish
	Title:	Executive Vice President

Address For Notice:

Libra Securities, LLC
630 Fifth Avenue
Suite 1919
New York, New York 10111
Attention: Frank Sena
Telephone: (212) 332-4150
Facsimile: (212) 322-4155

With a copy to:

Libra Securities, LLC
11766 Wilshire Blvd., Suite 870
Los Angeles, California 90025
Attention: General Counsel
Telephone: (310) 312-5600
Facsimile: (310) 312-5640
Signature Page to Intercreditor Agreement

     Acknowledged and agreed as of the date first written above.

RCG COMPANIES INCORPORATED, a Delaware corporation
By:	/s/ Marc E. Bercoon
	Name:	Marc E. Bercoon
	Title:	CFO

Address For Notice:

RCG Companies Incorporated
6836 Morrison Blvd.
Suite 220
Charlotte, North Carolina 28211
Attn.: Executive Vice President
Telephone: (704) 366-5054
Facsimile: (704) 366-5056

with a copy to:

Katten Muchin Zavis Rosenman
525 W. Monroe
Chicago, Illinois 60661-3693
Attn.: Matthew S. Brown, Esq.
Telephone: (312) 902-5207
Facsimile: (312) 218-7869
Signature Page to Intercreditor Agreement